Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 14, 2009, relating to the financial statements of Opexa Therapeutics, Inc., which appear in this Annual Report on Form 10-K of Opexa Therapeutics, Inc. for the two years ended December 31, 2008 and 2007.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

May 14, 2009